Exhibit 99.1
Syntax-Brillian Corporation Receives Notice of Delisting
TEMPE, Ariz. — July 21, 2008 – Syntax-Brillian Corporation (Nasdaq: BRLC), a leading manufacturer and marketer of LCD HDTVs, digital cameras and consumer electronics products, today announced that on July 18, 2008, it received a letter from the Nasdaq Stock Market stating that the Company’s previously reported Nasdaq listing violations and its July 8, 2008 filing for protection under Chapter 11 of the U.S. Bankruptcy Code served as a basis for delisting its securities.
The Nasdaq Listing Qualifications Hearings Panel has determined to delist the company’s stock from the Nasdaq Stock Market and will suspend trading of the stock at the open of business on Tuesday, July 22, 2008. The Company does not intend to appeal the Nasdaq Listing Qualifications Hearings Panel’s decision.
About Syntax-Brillian:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia(™) brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
FD for Syntax-Brillian Corporation

Kal Goldberg
Hannah Sloane	(212) 850-5600

Sarah Brown	(415) 293-4428